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                                                                   Exhibit 10-Ap

                        SEVERANCE AGREEMENT AND RELEASE

                                     PART I
                    PARTIES, PURPOSE, ATTORNEY CONSULTATION

      1.1 PARTIES. The parties to this severance agreement and release ("Severance Agreement") are Lawrence A. Gyenes ("Mr. Gyenes") and Zila, Inc. ("Zila").(1)

      1.2 PURPOSE. Mr. Gyenes was employed by Zila until July 31, 2007 (the "Separation Date"). At the outset of the parties' employment relationship, they entered into an agreement memorialized by an offer letter from Zila to Mr. Gyenes dated March 6, 2007 and executed by Mr. Gyenes on March 7, 2007 (the "Offer Letter"), a true and correct copy of which is attached hereto as EXHIBIT
A. The purpose of this Severance Agreement is to set forth certain terms that will govern the termination of the employment relationship between Mr. Gyenes and Zila and to settle fully and finally all claims of any kind Mr. Gyenes might have against Zila arising out of his employment with Zila, the Offer Letter and/or any other act, omission or matter occurring before execution of this Severance Agreement, including all claims of any kind which Zila might have against Mr. Gyenes arising out of his employment with Zila and occurring before the execution of this Severance Agreement.

      1.3 CONSULT WITH ATTORNEY. Zila hereby advises Mr. Gyenes to consult with an attorney before signing this Severance Agreement.

                                    PART II
            RESIGNATION, OFFER LETTER TERMINATION, LEAVES OF ABSENCE,
                        COMPENSATION, SEVERANCE BENEFITS

      2.1 RESIGNATION. Mr. Gyenes hereby resigns, and Zila hereby accepts his resignation, effective July 31,2007.

      2.2 OFFER LETTER TERMINATION. The Offer Letter is hereby terminated in its entirety and shall have no further force or effect. Following execution of this Severance Agreement, neither Mr. Gyenes nor Zila shall have any obligation to the other arising out of the Offer Letter.

      2.3 LEAVES OF ABSENCE. Mr. Gyenes acknowledges that he received all leaves of absence to which he was entitled during his employment with Zila.

      2.4 COMPENSATION. Mr. Gyenes acknowledges that he timely received all compensation of any kind, whether in the form of base salary, automobile allowance, performance bonus, stock grants, stock options, paid time off, relocation benefits or other compensation (collectively, "Compensation") he had earned or was owed as of the Separation Date, acknowledges that Zila presently owes him no Compensation, and acknowledges that the only Compensation Zila will owe him in the future is set forth in Section 2.5.1 below.

      2.5 SEVERANCE BENEFITS. Mr. Gyenes will receive severance benefits in accordance with, and subject to, the following:

__________
(1) As used herein, "Zila" is intended to include Zila, Inc. and each of its current parent, subsidiary and affiliated companies and entities.

            2.5.1 In return for the promises Mr. Gyenes makes in this Severance Agreement, Zila will (i) provide Mr. Gyenes with severance pay in the amount of one hundred fifty thousand dollars ($150,000.00), less applicable withholdings, payable over a period of six months according to Zila's regular payroll schedule at the rate Zila paid Mr. Gyenes his base salary prior to the Separation Date and beginning on the first regular Zila payroll date that falls ten or more business days after Mr. Gyenes' execution of this Severance Agreement; (ii) pay Mr. Gyenes' COBRA premiums for a period of twelve months beginning with August 2007 and continuing through the end of July 2008; (iii) pay all reasonable costs associated with transporting Mr. Gyenes' personal property and himself from Arizona to New Jersey; and (iv) reimburse Mr. Gyenes for all relocation benefits properly submitted to Zila by Mr. Gyenes in accordance with Paragraph 15 of the Offer Letter (collectively, the "Severance Benefits").

            2.5.2 Zila agrees that all restrictions on Restricted Stock Grant #771 are lifted and a stock certificate for 50,000 shares, less the number of shares required for applicable withholdings, will be issued to Mr. Gyenes ten business days after Mr. Gyenes' execution of this Severance Agreement.

            2.5.2 Mr. Gyenes' right to receive the Severance Benefits shall immediately terminate if he breaches, and fails to cure within ten (10) days of receipt of written notice describing such alleged breach, any contractual obligation he owes Zila or violates any other promise or commitment he has made to Zila or duty he owes to Zila,

                                    PART III
           REAFFIRMATION REGARDING CONFIDENTIALITY, NON-DISPARAGEMENT,
                      SUBPOENA, NON-DISCLOSURE, COOPERATION

      3.1 REAFFIRMATION REGARDING CONFIDENTIALITY: IN connection with his Zila employment, Mr. Gyenes executed an Employee Confidentiality and Intellectual Property Agreement (the "Confidentiality Agreement"), a true and correct copy of which is attached hereto as EXHIBIT B. Mr. Gyenes hereby represents that to his knowledge he has been in complete compliance with the Confidentiality Agreement from the date of its execution through the date of execution of this Severance Agreement. For example (but not by way of limitation), Mr. Gyenes represents that he has delivered to Zila all Zila property that was within his possession or control and that he has kept no originals or copies of any documents, materials or media (whether in paper, electronic or other form) embodying or reflecting "Confidential Information" (as that term is defined in the Confidentiality Agreement). Mr. Gyenes hereby reaffirms all future obligations he may have under the Confidentiality Agreement including, without limitation, his obligation under Section 2 to refrain from using or disclosing any "Confidential Information" (as that term is defined in the Confidentiality Agreement) to any person or entity.

      3.2 NON-DISPARAGEMENT. Mr. Gyenes agrees that from the date of execution of this Severance Agreement forward he will not, directly or indirectly, make any disparaging statements to any third party about Zila. Nothing in this provision shall be construed to require Mr. Gyenes to testify dishonestly if he is compelled by operation of law to provide sworn testimony about Zila, to refrain from participating or cooperating in a governmental investigation, to refrain from seeking to enforce the terms of this Severance Agreement, or to refrain from fairly and lawfully competing against Zila should one day he choose to do so.

      3.3 SUBPOENA OR OTHER LEGAL ORDER. If Mr. Gyenes receives a subpoena or other legal order requiring him to provide information or testimony (or is otherwise required to provide information or testimony) that he reasonably anticipates will involve Zila, he shall provide Zila with a copy of the subpoena or other legal order (or, in the absence of such a subpoena or other legal order, other written notice of the event) at least thirty (30) days (or as many days as is practicable) prior to the date on which Mr. Gyenes anticipates being required to provide information or testimony.

      3.4 NON-DISCLOSURE. Mr. Gyenes agrees that he will not, except as may be required by law, disclose the terms of this Severance Agreement to anyone other than his fiance/spouse, attorneys or financial advisors (so long as such individuals agree to hold confidential the terms of this Severance Agreement).

      3.5 COOPERATION. Mr. Gyenes shall make himself available in the future to consult with Zila with regard to any potential or actual dispute Zila may have with any third party concerning matters about which Mr. Gyenes has personal knowledge, and to testify about any such matters should such testimony be requested, so long as doing so does not unreasonably interfere with his then-current professional activities. To the extent Mr. Gyenes has out-of-pocket expenses in connection with such cooperation, including reasonable attorneys fees, Zila agrees to reimburse such expenses upon Mr. Gyenes' submission of documentation requested by Zila.

                                     PART IV
   RELEASE, NO ASSIGNMENT OR PENDING ACTION, WAIVER OF RECOVERY, CONSIDERATION

      4.1 RELEASE. Subject to the terms and conditions of this Severance Agreement, Mr. Gyenes hereby provides the following complete and unconditional release from legal liability:

            4.1.1 Mr. Gyenes releases the following entities and persons: (i) Zila and each of its current and past parent, subsidiary and affiliated companies and entities; and (ii) all current and past owners, officers, directors, agents and employees of each such company and entity (together, the "Released Parties").

            4.1.2 Except for claims (a) alleging breach of this Severance Agreement, and (b) for indemnification under Zila's Certificate of Incorporation, other corporate documents or applicable directors and officers liability insurance in respect of third party claims, Mr. Gyenes releases the Released Parties from all claims, liabilities, costs and expenses, damages, actions and causes of action of whatever kind or nature, whether known or unknown, arising out of acts, omissions or matters occurring before execution of this Severance Agreement. Mr. Gyenes and Zila intend this release to be as broad as legally permissible and to cover, without limitation, all claims relating to or arising out of Mr. Gyenes' employment with Zila, the termination of that employment, the Offer Letter, and any compensation allegedly owed Mr. Gyenes by Zila, as well as all other contract and tort claims that might exist under applicable law, claims relating to attorneys' fees Mr. Gyenes might have incurred, and claims arising out of federal, state and local employment-related statutes, including the following: (i) the Arizona Civil Rights Act; (ii) the Arizona Employment Protection Act; (iii) Title VII of the Civil Rights Act of 1964; (iv) the Civil Rights Acts of 1866, 1871 and 1991; (v) the Age Discrimination in Employment Act; (vi) the Americans with Disabilities Act;
(vii) the Equal Pay Act; (viii) the National Labor Relations Act; (ix) the Family and Medical Leave Act; and (x) the Employee Retirement Income Security Act.

            4.1.3 Nothing in this Severance Agreement shall affect any vested rights Mr. Gyenes may have in any defined benefit plan maintained by Zila.

      4.2 NO ASSIGNMENT OF CLAIMS OR PENDING ACTION. Mr. Gyenes hereby represents that as of the date of execution of this Severance Agreement, he has made no assignment to any third party of any legal claims against any of the Released Parties, and that he has not filed any legal action, charge or suit against any of the Released Parties with any court, administrative agency or legal body of any sort.

      4.3 WAIVER OF RECOVERY. Mr. Gyenes hereby waives any right to remedy or recovery as a result of any administrative proceeding or other legal action related to his employment with Zila that has been or may in the future be filed on his behalf by any third party.

      4.4 CONSIDERATION. Pursuant to this Severance Agreement, Mr. Gyenes is making certain commitments to Zila and related entities and persons. Mr. Gyenes acknowledges that he is receiving good and valuable consideration for the commitments he is making pursuant to this Severance Agreement, that such consideration is over and above what he is owed in the absence of this Severance Agreement, and that he would not receive the consideration he is receiving pursuant to this Severance Agreement if he did not agree to all of the provisions of this Severance Agreement.

      4.5 GENERAL RELEASE BY ZILA. Zila unconditionally and forever releases, discharges and holds harmless, and agrees to indemnify, Mr. Gyenes of and from any and all actions, causes of action, suits, debts, accounts, liabilities, covenants, contracts, disputes, agreements, promises, claims and demands, of any kind or nature whatsoever, fixed or contingent, whether at law or in equity, which Zila had, now has or may have against Mr. Gyenes, whether or not currently known, arising from or relating to Mr. Gyenes' employment with Zila, or any event, dispute or occurrence which arose on or prior to the date of this Severance Agreement; provided, however, that nothing in this Severance Agreement shall be deemed to release Mr. Gyenes from the obligations of this severance Agreement and all the promises contained in this Severance Agreement. Zila specifically waives the benefits of any statutory or common law of any state, which in effect provides that a general release does not extend to claims which the releaser does not know or suspect to exist in his favor. It is expressly understood and agreed that the releases contained in this Section 4.5 are intended to cover and do cover all known facts and/or claims, as well as any further facts and/or claims within the scope of such released claims not known or anticipated, but which may later develop or be discovered, including all the effects and consequences thereof. Zila acknowledges that it may hereafter discover facts in addition to, or different from, those which it now believes to be true with respect to the subject matter of the claims released herein, but agrees that it has taken that possibility into account in reaching this Severance Agreement, and that the releases given herein shall be and remain in effect notwithstanding the discovery or existence of any such additional or different facts, as to which Zila expressly assumes the risk.

                                     PART V
                               GENERAL PROVISIONS

      5.1 KNOWING AND VOLUNTARY AGREEMENT. Each party enters into this Severance Agreement of his or its own free will and has not been pressured or coerced in any way whatever into signing this Severance Agreement. In addition:

            5.1.1 Mr. Gyenes has been advised, in writing, to consult with an attorney prior to executing this Severance Agreement.

            5.1.2 Mr. Gyenes understands that he is waiving all rights and claims against the Released Parties that he may have under the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq. ("ADEA"), as well as all rights and claims as more fully described in Section 4.1.

            5.1.3 By executing this Severance Agreement, Mr. Gyenes understands that he is not waiving rights or claims that may arise out of acts, omissions or matters occurring after execution of this Severance Agreement.

            5.1.4 Mr. Gyenes acknowledges that he has been given the opportunity to consider this Severance Agreement for twenty-one (21) calendar days, and that he may take, and has taken, as much of that time as he wants in order to consider this Severance Agreement before signing it.

            5.1.5 Mr. Gyenes understands that he has seven (7) calendar days following his execution of this Severance Agreement to revoke this Severance Agreement and that this Severance Agreement shall not become effective until the conclusion of that seven (7)-day period. To revoke this Severance Agreement during that seven (7)-day period, Mr. Gyenes must provide a written revocation notice to Gary Klinefelter, Vice President and General Counsel, Zila, Inc., 5227 North Seventh Street, Phoenix, AZ 85014 (fax number 602.280.1216; e-mail gklinefelter@zila.com). If Mr. Gyenes revokes this Severance Agreement, none of its provisions shall be effective or enforceable.

      5.2 SUBSEQUENT LITIGATION COSTS. In the event of any legal proceeding arising out of or related to this Severance Agreement, litigation costs shall be paid as follows:

            5.2.1 Although Mr. Gyenes waives his rights to bring legal claims against Zila, including claims under the ADEA, Mr. Gyenes retains his right (as provided by applicable law) to challenge the validity of his waiver of ADEA claims under this Severance Agreement. If Mr. Gyenes chooses to challenge the validity of the ADEA release provided by this Severance Agreement, the litigation costs, including attorneys' fees, of the parties related to that challenge will be paid as provided by applicable law and/or as ordered by the court hearing the challenge.

            5.2.2 In the event of any other kind of legal proceeding arising out of or related to this Severance Agreement, the prevailing party shall recover his or its litigation costs (including, without limitation, reasonable attorneys' fees, expert witness fees and both taxable and non-taxable costs) incurred in connection with the dispute underlying such legal proceeding.

      5.3 SEVERABILITY. In the event that any provision or part of any provision of this Severance Agreement should be held to be invalid or for any reason unenforceable, the remaining portions of this Severance Agreement shall remain in full force and effect unless, as a result of such unenforceability, the fundamental purpose of this Severance Agreement is thwarted.

      5.4 ASSIGNMENT TO THIRD PARTIES. Neither this Severance Agreement nor any of the rights or obligations arising hereunder may be assigned by any party to this Severance Agreement to any third party without the prior written consent of the non-assigning party except that Zila may, without such consent, assign all such rights and obligations to an affiliate of Zila or to a successor in interest to Zila, which party shall assume all obligations and liabilities hereunder.

      5.5 MODIFICATION / WAIVER. No modification, amendment or waiver of any of the provisions contained in this Severance Agreement shall be binding upon any party hereto unless made in writing and signed by such party or by a duly authorized officer or agent of such party.

      5.6 GOVERNING LAW / VENUE AND JURISDICTION. This Severance Agreement shall be governed by the laws and judicial decisions of the State of Arizona. Any legal action arising out of or related to this Severance Agreement shall be instituted in the state or federal courts within the State of Arizona, and both Mr. Gyenes and Zila specifically consent to venue and personal jurisdiction in such courts.

      5.7 HEADINGS. Headings used in this Severance Agreement, as designated by bold typeface, are for convenience only and shall not be used to interpret or construe the Severance Agreement's provisions.

      5.8 NO EFFECT ON OTHER OBLIGATIONS. This Severance Agreement does not eliminate or change any post-employment obligations Mr. Gyenes may have to Zila that are unrelated to the subject matter of this Severance Agreement.

      5.9 INTEGRATION. Except as specifically noted in Section 3.1 above, this Severance Agreement constitutes a single, integrated written contract expressing the entire agreement of the parties concerning the subject matter of this Severance Agreement. With the exception noted in the preceding sentence, no other agreements or understandings of any kind concerning the subject matter of this Severance Agreement, whether express or implied in law or fact, have been made by the parties to this Severance Agreement.

      5.10 SIGNATURES AND EFFECTIVE DATE. The parties hereto have executed this Severance Agreement on the dates appearing below. This Severance Agreement shall become effective upon (i) its execution by all parties hereto, and (ii) expiration of the revocation period set forth in Section 5.1.5 above. If any party fails to execute this Severance Agreement, or Mr. Gyenes revokes this Severance Agreement within the applicable revocation period, this Severance Agreement shall have no force or effect.

Dated: 7/30/07                  /s/ Lawrence A. Gyenes
                                ------------------------------------------------
                                Lawrence A. Gyenes

                                ZILA, INC.

Dated: 7/30/07                  By: /s/ Frank J. Bellizzi
                                    --------------------------------------------
                                    Frank J. Bellizzi, Executive Vice President

                                                                       Exhibit A

                                     [ZILA LOGO]

                                                        Zila Biotechnology, Inc.
                              5227 North 7th Street - Phoenix Arizona 85014-2800
                    Toll-Free 800-922-7887 - Tel 602-266-6700 - Fax 602-280-1207
                                                                     [ILLEGIBLE]
                                                                    www.zila.com

March 6, 2007

Mr. Lawrence A. Gyenes
16 Benedict Crescent
Basking Ridge, NJ 07920

Re:   Employment with Zila, Inc.

Dear Larry:

      I am pleased to extend an employment offer to you on behalf Zila, Inc. (the "Company") on the following terms:

      1. TITLE. Your title will be Chief Financial Officer (CFO).

      2. START DATE. Your target start date is March 12, 2007. (Your actual first day of employment with the Company, whether March 12, 2007 or some other date, is referred to herein as the "Start Date.")

      3. REPORTING STRUCTURE. You will report directly to me in my capacity as CEO of the Company.

      4. RESPONSIBILITIES. Your responsibilities will be those consistent with the above-described position and/or as they may be assigned to you by the Company.

      5. BASE SALARY. Your initial base salary will be paid at the rate of three hundred thousand dollars ($300,000.00) per year, less applicable withholdings as may be required by law, in accordance with the Company's regular payroll practices (currently bi-weekly).

      6. AUTO ALLOWANCE. You will receive an auto allowance as may approximately be commensurate with those provided other executive-level employees. Initially, this will be $800 per month, subject to Internal Revenue Service regulations and paid in accordance with the Company's regular payroll practices.

      7. SPECIAL BONUS. No later than the first regular Company payroll date on or after sixty (60) says from the Start Date, you will receive a one-time special bonus in the amount of twenty-five thousand dollars ($25,000.00), less applicable withholdings as may be required by law. You must still be employed by the Company on such payroll date to receive this bonus. If you voluntarily terminate your employment with the Company within six (6) months of the Start Date, you will repay the Company 100% of this bonus.

Mr. Lawrence A. Gyenes
March 6, 2007
Page 2

      8. ELIGIBILITY FOR PERFORMANCE BONUSES. You will be eligible to participate in whatever incentive bonus plan(s) the Company maintains, or successor plans as may be applicable. Currently, the Company's incentive bonus plan provides you with an opportunity to receive a cash performance bonus of up to fifty percent (50%) of your base salary, less applicable withholdings as may be required by law. You will be eligible to participate in such incentive bonus plan for fiscal year 2007 (ending July 31, 2007) on a pro rata basis based on time actually employed during this fiscal year.

      9. STOCK OPTIONS. Subject to approval of the Company's Board of Directors or its Compensation Committee, you will receive the following stock option grants to purchase the Company's common stock under the Zila, Inc. 1997 Stock Option Award Plan, as amended and restated December 5, 2002 (the "Stock Option Plan"), or such amended or restated stock option plan as may then be in effect:
A total of 200,000 options, effective on the Start Date and Vesting in three equal installments on the first, second and third anniversaries of the Start Date (66,667 on the first and second anniversaries, respectively, and 66,666 on the third anniversary). You will also be eligible for additional stock option grants based on individual performance and/or as may be commensurate with grants to other executive-level employees. All stock option grants shall be governed in all respects by the Stock Option Plan or such amended or restated stock option plan as may then be in effect.

      10. RESTRICTED STOCK. Subject to approval of the Company's Board of Directors or its Compensation Committee, you will be granted 50,000 shares of restricted stock. The restrictions on the shares will be removed in equal amounts on the first, second and third anniversaries of the Start Date, respectively.

      11. INSURANCE. You will receive insurance benefits as provided to other executive-level employees. Currently, these consist of medical, dental and vision coverage for you and your dependents, life insurance and short-term disability coverage for you, and directors and officers' liability insurance.

      12. PAID TIME OFF. You will receive paid time off ("PTO") in accordance with the Company's regular PTO policy except your initial allotment of PTO will be 20 days rather than the 18 recited in the policy. Otherwise, all aspects of the Company's regular PTO policy will apply to you. You will also receive paid holidays in accordance with the Company's regular holiday policies.

      13. OTHER BENEFITS. You will receive other benefits as may be commensurate with those provided to other executive-level employees. Currently, these include participation in a 40l(k) plan, an employee stock purchase plan, a flexible spending program/Section 125, and employee recognition programs.

Mr. Lawrence A. Gyenes
March 6, 2007
Page 3

      14. TERM. The term of this Agreement shall be for three (3) years from the Start Date. The term shall automatically be extended for successive one-year terms starting on the third anniversary of the Start Date, and continuing each anniversary thereafter, unless the Company gives you a minimum of 120 days advance written notice of nonextension before any such anniversary.

      15. RELOCATION BENEFITS. The Company will reimburse you for the following actual, documented expenses in connection with your relocation to Arizona: (i) Reasonable out-of-pocket expenses related to trips between New Jersey and Arizona for you and/or your fiance to transition living arrangements, not to exceed a total of $10,000; (ii) costs associated with the move to Arizona of your possessions from your current principal residence and up to two vehicles at actual professional van line costs based on the lowest bid from three separate companies; (iii) reasonable out-of-pocket expenses related to transporting (by airplane or automobile) you and your fiance for your move from New Jersey to Arizona; (iv) temporary housing in the Phoenix area for up to six months at a maximum of $3,000 per month; and (v) realtor fees and other traditional closing costs that are your responsibility on any sale of your current principal residence within one year of the Start Date, and on any purchase of a home in the Phoenix area within one year of the Start Date, the total of which closing costs may not exceed the sum of $50,000 (collectively, "Relocation Benefits"). Relocation Benefits will be paid in accordance with Internal Revenue Service regulations.

            15.1 REPAYMENT OF RELOCATION BENEFITS. If you voluntarily terminate your employment with the Company on or before 15 months from the Start Date, you will repay the Company 100% of all Relocation Benefits you actually received pursuant to this Agreement. If you voluntarily terminate your employment with the Company later than 15 months from the Start Date and on or before 18 months from the Start Date, you will repay the Company 75% of all such Relocation Benefits. If you voluntarily terminate your employment with the Company later than 18 months from the Start Date and on or before 21 months from the Start Date, you will repay the Company 50% of all such Relocation Benefits. If you voluntarily terminate your employment with the Company later than 21 months from the Start Date and on or before 24 months from the Start Date, you will repay the Company 25% of all such Relocation Benefits. If you voluntarily terminate your employment later than 24 months from the Start Date, you will have no repayment obligation. You agree that the Company may withhold from any compensation that may be due you upon termination of your employment any sum you may owe the Company pursuant to this provision, and that if you are not due sufficient funds to cover what you owe the Company, the Company may withhold all compensation due you and you will pay the balance owing the Company within thirty (30) calendar days of your last day of employment.

      16. AT-WILL EMPLOYMENT. Your employment with the Company is at will, meaning that it lawfully can be terminated at any time by either you or the Company, with or without cause or notice. Nothing contained in this Agreement changes the at-will nature of your employment.

Mr. Lawrence A. Gyenes
March 6, 2007
Page 4

      17. SEVERANCE BENEFITS. If the Company terminates your employment, you shall be eligible to receive severance benefits ("Severance Benefits") in accordance with the following:

            17.1 CHANGE IN CONTROL. If your employment is terminated because of a change in control of the Company ("Change in Control"), you shall be entitled to receive severance pay in (i) an amount equivalent to eighteen (18) months of your annual base salary in effect on the date your employment is terminated; and
(ii) an amount equivalent to the maximum cash bonus(es) (expressed as a percentage of your annual base salary in effect on the date your employment is terminated) for which you would have been eligible, during the eighteen (18) months following termination of your employment had your employment not terminated and had you stayed in the position you occupied as of termination of your employment, under any employee incentive bonus plan(s) in effect on the date your employment is terminated. For purposes of this Agreement, "Change in Control" shall be defined and governed by the definition of "change in control" contained in the Stock Option Plan, or such amended or restated stock option plan as may then be in effect or, in the absence of such plan, in the last such plan that was in effect. If the Company terminates your employment within eighteen (18) months of a Change in Control, a presumption shall arise that the termination was because of a Change in Control. This presumption, however, shall be rebutted if a preponderance of the evidence shows that the reason for your termination was something other than a Change in Control.

            17.2 TERMINATION WITHOUT CAUSE. If the Company terminates your employment for any reason that is unrelated to (i) a Change in Control, (ii) your conduct or job performance, and (iii) your inability to perform your job (e.g., due to incapacity or death) (hereafter a termination "Without Cause"), you shall be entitled to receive severance pay in an amount equivalent to eighteen (18) months of your annual base salary in effect on the date your employment is terminated.

            17.3 STOCK OPTIONS AND RESTRICTED STOCK. If your employment is terminated because of a Change in Control or Without Cause, and upon expiration of any revocation period contained in the release required by subpart 17.4 below, (i) any stock options granted prior to termination of your employment shall be deemed immediately vested and exercisable according to their terms; and
(ii) all restrictions applicable to any restricted stock awarded prior to termination shall be deemed immediately lifted. (Together, the severance pay set forth above and these stock benefits are the "Severance Benefits").

            17.4 RELEASE REQUIRED. Severance Benefits will be provided and/or take effect only if you provide the Company and its affiliated entities and persons with a written release, in a form acceptable to the Company, from legal liability, In no event will any Severance Benefits be provided or take effect until such release is executed and its revocation period (if any) under applicable law has expired unexercised. If you fail to execute the release within thirty (30) days

Mr. Lawrence A. Gyenes
March 6, 2007
Page 5

of your receipt of same, your right to execute the release, and your corresponding right to Severance Benefits, will be extinguished.

            17.5 NO OTHER RIGHT TO SEVERANCE BENEFITS. Severance Benefits will not be provided and/or take effect if you voluntarily resign from your employment, or your employment terminates for a reason other than a Change in Control or Without Cause, or you do not qualify for Severance Benefits pursuant to this Agreement for any other reason.

            17.6 TIMING OF SEVERANCE PAY. All sums payable to you pursuant to subparts 17.1 or 17.2 above shall be paid in a lump sum within six (6) months plus five (5) business days after termination of your employment (the "Payment Date"). However, if you are a "Specified Employee" of the Company for purposes of Internal Revenue Code Section 409A ("Code Section 409A") at the time of any event that triggers a payment obligation on the part of the Company pursuant to subpart 17.1 or 17.2, then the required payment shall be made to you by the Company on the first day such payment may be made without incurring excise taxes under Code Section 409A (without regard to whether that shortens or lengthens the time period set forth in the first sentence of this subpart 17.6) (the "409A Payment Date"). Should this result in a delay of payments to you beyond the Payment Date, then the Company shall also pay you interest accrued from the Payment Date to the 409A Payment Date at the rate of interest announced by Bank of America, Arizona from time to time as its prime rate. For purposes of this provision, the term Specified Employee shall have the meaning set forth in
Section 409A(2)(B)(i) of the Internal Revenue Code of 1986, as amended, or any successor provision and the treasury regulations and rulings issued thereunder.

            17.7 TERMINATION OF YOUR RIGHT TO SEVERANCE BENEFITS. Your right to receive Severance Benefits shall immediately terminate if (i) you breach any contractual obligation you owe the Company or violate any other promise or commitment you have made to the Company or duty you owe the Company; (ii) you commence employment or other engagement with any person or entity that competes with the Company or its affiliated companies; or (iii) you solicit, induce, or attempt to influence any employee of the Company or its affiliated companies to terminate his or her employment.

      18. COOPERATION IN DISPUTE RESOLUTION. During your employment and thereafter (including following termination of your employment for any reason), you will make yourself reasonably available to consult with the Company or any of its affiliated companies with regard to any potential or actual dispute the Company or any of its affiliated companies may have with any third party concerning matters about which you have personal knowledge, and to testify about any such matter should such testimony be required, so long as doing so does not unreasonably interfere with your then-current professional activities.

      19. APPLICABLE LAW. You hereby consent to application of Arizona law to this Agreement without regard to choice-of-law or conflict-of-law rules. However, in recognition of

Mr. Lawrence A. Gyenes
March 6,2007
Page 6

the fact that the Severance Benefits set forth above are not items of ordinary compensation, and as an inducement for the Company to agree to those provisions, we have specifically agreed that Arizona Revised Statute Scetion 23-355 (which Provides for the possibility of treble damages for unpaid wages) shall not apply to Paragraph 17 of this Agreement (or its subparts), or to any payment(s) arguably due under Paragraph 17 of this Agreement (or its subparts), or to any dispute arising under Paragraph 17 of this Agreement (or its subparts). This does not affect your right to Severance Benefits but means that if we have a dispute about whether Severance Benefits are owed, you cannot seek three times the amount of such Severance Benefits in a legal- action.

      20. SEVERABILLTY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

      21. OTHER AGREEMENTS. As a condition of your employment with the Company, you must also execute the enclosed Employee Confidentiality and Intellectual Property Agreement, Like all Company employees, you may in the future be required, in the Company's reasonable discretion, to execute agreements relating to other Company policies or substantive matters.

      As with all our offers to prospective executive-level employees, this offer is contingent upon satisfactory completion of those portions of our standard due dillgence (including background and reference checks) as may be applicable to your prospective employment.

      We believe you will be a valuable addition to the Company and we hope you will accept this offer. If you wish to do so, please sign where indicated below and return this Agreement. Please let us know if you have any questions.

                                      Sincerely,

                                      /s/ Douglas D. Burkett
                                      ------------------------------------------
                                      Douglas D. Burkett, Ph.D.
                                      CEO and President

Mr.Lawrence A. Gyenes
March 6, 2007
Page 7

STATEMENT OF ACCEPTANCE:

      I have read the foregoing and agree to accept employment with the Company on the terms stated in this Agreement.

Dated: March 7, 2007                            /s/ Lawrence A. Gyenes
                                                --------------------------------
                                                Lawrence A. Gyenes

                                                                       Exhibit B

                                     [LOGO]

                            EMPLOYEE CONFIDENTIALITY
                       AND INTELLECTUAL PROPERTY AGREEMENT

      This Employee Confidentiality and Intellectual Property Agreement (this "Agreement") is made by the undersigned employee ("I" or "me") with Zila, Inc. (including each of its subsidiaries) ("Zila"). In consideration of my employment, or my continued employment, with Zila, I agree as follows:

1.    DEFINITIONS

"Confidential Information" means all information (whether or not specifically labeled as "confidential") that relates to the business, products, services, research or development of Zila or its suppliers, distributors or customers that: (i) qualifies as a trade secret under applicable law or (ii) derives value (whether current or potential) from not being generally known to the public or other persons in the same industry as Zila or (iii) is otherwise treated as confidential by Zila or has not become publicly known. Examples include, but are not limited to:

(a) internal business information (including information relating to strategies, training, marketing, promotional and sales plans or practices, costs, rate and pricing structures and financial information);

(b) identities of, and any information concerning, Zila's relationships with its suppliers, distributors, customers, investors, affiliates or other business associates, as well as their confidential information;

(c) compilations of data and analyses, techniques, systems, computer programs, formulae, existing research or research plans, records, reports, manuals, documentation, models, customer and/or supplier lists, data and databases; and

(d)   Intellectual Property, as defined below.

"Intellectual Property" means all work product, ideas, designs, inventions, processes, formulae, know how, devices, designs, methods, specifications, programs, patentable or copyrightable works, mask works and all other intellectual property that is produced, created, conceived or reduced to practice by me, either alone or jointly with others, in whole or in part during the term of my employment with Zila that (i) relate, at the time of production, creation, conception or reduction to practice, to Zila's actual or anticipated business or research and development or (ii) result from any work performed by me for Zila or (iii) were developed with the use of Zila's equipment, supplies, facilities or trade-secret information or (iv) were developed with the use of time for which I was compensated by Zila.

2.    NONDISCLOSURE OF CONFIDENTIAL INFORMATION

During my employment with Zila, I will not disclose or use any Confidential Information except to the extent such disclosure or use is required in the performance of my duties for Zila and is authorized by Zila. I will use my best efforts to safeguard Confidential Information and protect it from disclosure, misuse, loss or theft. I will not remove or transfer any Confidential Information from Zila's premises (including electronically and/or for purposes of working at home) without the prior consent of my supervisor and/or a corporate officer of Zila.

After the termination of my employment with Zila, I will not use any Confidential Information nor will I disclose any Confidential Information to any person or entity. Upon termination of my employment, I will immediately deliver to Zila all Zila property that is within my possession or control including, without limitation, originals and all copies of all documents, materials or media (whether in paper, electronic or other form) embodying or reflecting Confidential Information. If Zila requests, I will provide written confirmation that I have returned all Zila property and will provide a list of all such property.

To the extent that I am bound by nondisclosure restrictions relating to confidential information of third parties (e.g., former employers), I agree not to disclose such information or violate such restrictions during the course of or in connection with my employment with Zila.

3.    EMPLOYER OWNERSHIP OF INTELLECTUAL PROPERTY

I agree to promptly disclose, grant and irrevocably assign to Zila for its sole use and benefit all Intellectual Property. I will execute and deliver such documents as may be necessary or proper in Zila's opinion to vest in Zila complete title to the Intellectual Property and to obtain and enforce its rights to the Intellectual Property in the United States and throughout the world. In the event I am unable to execute and/or deliver such documents, I irrevocably designate and appoint Zila as my agent and attorney-in-fact to act for and on my behalf to enable Zila to obtain and enforce its rights to the Intellectual Property in the United States and throughout the world. These obligations (including, without limitation, the obligation to disclose all Intellectual Property produced, created, conceived or reduced to practice in whole or in part during my employment with Zila) shall continue after termination of my employment with Zila.

I agree that any Intellectual Property including, without limitation, written, graphic or computer-programmed materials, authored, prepared, contributed to or written by me shall be done as "work made for hire" as defined by the Copyright Act of 1976.

4.    PRIOR INTELLECTUAL PROPERTY

Prior to becoming employed by Zila, I made no inventions and acquired no interest in inventions that relate in any way to Zila's actual or anticipated business or research and development and that are the subject of issued patents or pending patent applications, or that might become the basis for one or more patent applications, with the exception of those listed on Exhibit A.

Prior to becoming employed by Zila, I made no works and acquired no interest in works that relate in any way to Zila's actual or anticipated business or research and development and that are the subject of existing copyright protection or pending applications for copyright protection, or that might become the basis for one or more applications for copyright protection, with the exception of those listed on Exhibit B.

5.    REASONABLENESS AND NON-COMPLIANCE

I agree that the limitations set forth in this Agreement are reasonable and are properly required for the protection of the legitimate business interests of Zila.

I acknowledge that any violation of my obligations under this Agreement is likely to result in immediate and irreparable harm to Zila, the exact monetary amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such violation will not be reasonable or adequate compensation to Zila for such a violation. Accordingly, I understand that if I violate any of the provisions of this Agreement, Zila shall, in addition to any other remedies that may be available at law or in equity, be entitled to an injunction prohibiting my continued violation of this Agreement and/or a decree of specific performance. In connection with any such application, Zila will not be required to post bond or other security, and will not have to prove actual damages. If Zila successfully enforces this Agreement against me in any court of competent jurisdiction, I will reimburse and indemnify Zila for the actual costs incurred by Zila in enforcing this Agreement, including reasonable attorneys' fees and costs.

6.    SUBSEQUENT NOTIFICATION

I agree that Zila may present a copy of this Agreement to any of my actual or prospective employers following termination of my employment with Zila. I also agree that for one (1) year following termination of my employment with Zila, I will, prior to accepting employment or other engagement with any person or entity that competes in any way with Zila, show such person or entity a copy of this Agreement.

7.    SEVERABILITY

In the event any provision or part of any provision of this Agreement is held or found to be illegal, invalid or unenforceable, such provision shall not affect any other provisions of this Agreement, and the remainder of this Agreement shall continue in full force and effect.

8.    MODIFICATIONS AND WAIVERS

I understand that this Agreement may not be modified unless such modification is in writing and signed by both an authorized representative of Zila and me. I also understand that the failure by Zila to insist upon my compliance with this Agreement in any particular instance or series of instances shall not be deemed a waiver of this Agreement or any of its provisions.

9.    GOVERNING LAW

This Agreement shall be governed by the laws of the State of Arizona without regard to any choice-of-law or conflict-of-law rule that would cause the application of the laws of any other jurisdiction.

10.   JURISDICTION; VENUE AND JURY TRIAL WAIVER

I agree that the exclusive forum and venue for any litigation between me and Zila arising out of or relating to this Agreement shall be the Arizona Superior Court, sitting in Maricopa County or the United States District Court for the District of Arizona. I hereby consent to submit myself and my property to the exclusive jurisdiction of the Arizona Courts for the purposes of any such litigation.

I HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT TO ENFORCE ANY PROVISION OF THIS AGREEMENT

11.   ENTIRE AGREEMENT

This Agreement and its exhibits and amendments, if any, constitute a single, integrated written contract expressing the entire agreement I have with Zila regarding the subject matter of this Agreement and supercede any previous understandings or agreements, whether written or oral, regarding such subject matter.

12.   STATEMENT OF UNDERSTANDING

I have read this Agreement and I understand it. I have had the opportunity to obtain advice from a lawyer about this Agreement, and if I have not obtained such advice it is because I have chosen not to obtain it. I have had the opportunity to ask Zila questions about this Agreement and any such questions I have asked have been answered to my satisfaction. I enter into this Agreement of my own free will. I have been given my own copy of this Agreement to keep for my personal records.

Print full name: Lawrence A. Gyenes                 WITNESS:

Title: CFO                                          ____________________________

Signature: /s/ Lawrence A. Gyenes                   NOTARY:
           ----------------------

Date Signed: 3/12/07                                ____________________________

                                                                       EXHIBIT A

The following is a complete list of all inventions that I made or acquired an interest in prior to becoming employed by Zila that relate in any way to Zila's actual or anticipated business or research and development and that are the subject of issued patents or pending patent applications or that might become the basis for one or more patent applications as addressed in Section 4 of my Employee Confidentiality and Intellectual Property Agreement:

       X
_________________                No inventions

_________________                See list below

_________________                See additional pages attached

Print full name: Lawrence A. Gyenes

Title: CFO

Signature: /s/ Lawrence A. Gyenes
           -----------------------

Date signed: 3/12/07

                                                                       EXHIBIT B

The following is a complete list of all works that I mads or acquired an interest in prior to becoming employed by Zila that relete in any way to Zila's actual or anticipated business or research and development and that are the subject of existing copyright protection or pending applications for copyright protection or that might become the basis for one or more applications for copyright protection as addressed in Section 4 of my Employee Confidentiality and Intellectual Property Agreement:

        X
___________________               No works

___________________               See list below

___________________               See additional pages attached

Print full name: Lawrence A. Gyenes

Title: CFO

Signature: /s/ Lawrence A. Gyenes
           ----------------------

Date signed: 3/12/07